EXHIBIT 99.1
NEWS RELEASE

CONTACTS
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CONSTELLATION BRANDS ANNOUNCES GLASS SOURCING STRATEGY AND INCREMENTAL FIVE MILLION HECTOLITER CAPACITY EXPANSION AT NAVA BREWERY IN MEXICO

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Agrees to acquire glass plant and associated warehouse, land and rail infrastructure in Nava, Mexico from Anheuser-Busch InBev for approximately $300 million pending U.S. Department of Justice and Mexican regulatory approvals

•	Agrees to enter into 50-50 joint venture with Owens-Illinois to own and operate new glass plant and to use O-I as a secondary glass supplier

•	Enters into long-term glass supply agreement with Vitro

•	Begins additional five million hectoliter production capacity expansion at Nava Brewery in Mexico

•	Updates future beer segment volume growth, capital expenditure investments and operating margin, as well as consolidated free cash flow targets

VICTOR, N.Y., OCT. 2, 2014 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, announced today a multi-faceted approach to glass sourcing for the company’s beer business that includes the following components:

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Constellation and Anheuser-Busch InBev SA/NV (ABI) have submitted to the U.S. Department of Justice, a proposal for Constellation to acquire ABI’s state-of-the-art glass production plant that is located adjacent to the company’s brewery in Nava, Mexico for approximately $300 million. This transaction also includes the purchase of a high-density warehouse, land and rail infrastructure and, along with customary closing conditions, is subject to U.S. Department of Justice and Mexican regulatory approvals, both of which are expected to be received before the end of calendar year 2014. The glass plant currently has one operational glass furnace and plans are in place to scale it to four furnaces. When fully operational with four furnaces, this facility is expected to supply more than 50% of the glass needs for Constellation’s U.S. beer business. Constellation currently plans to make capital investments of approximately $175 - $225 million to enhance site infrastructure related to rail and warehouse expansion at the newly acquired site.

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Constellation has also agreed to enter into a 50-50 joint venture with Owens-Illinois (O-I) to own and operate the glass container production plant to be purchased from ABI. O-I will contribute approximately

$100 million for its 50% share of the joint venture, which does not include the warehouse, land and rail infrastructure, as these assets will be held by Constellation outside of the joint venture.
The joint venture will provide bottles exclusively for Constellation’s adjacent Nava Brewery. O-I will have primary responsibility for plant operations including purchasing, technical services and the plant expansion. Plans are in place to expand the capacity of the plant from one furnace to four furnaces over the next four years at a cost of approximately $300 - $400 million. The expansion costs are expected to be shared equally by Constellation and O-I.
The joint venture management team will report to the JV’s board of directors, which will be comprised of an equal number of management team members from Constellation and O-I. The approximately 260 employees currently working at the glass plant will continue to work at that location. Once the glass plant is expanded to four furnaces, the number of employees working at the plant is estimated to reach approximately 800. It is expected that the joint venture will become operational before year end calendar 2014 at which point the financial results of the joint venture will be consolidated by Constellation. At that time, O-I also expects to become a secondary glass supplier outside of the joint venture arrangement.

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Constellation previously announced that it had entered into a long-term supply agreement with Vitro (S.A.B. de C.V.). Under this agreement, Vitro is expected to supply 25% - 30% of the company’s beer glass requirements during a seven year time period beginning Oct. 1, 2014.

Due to the transitional nature of these new sourcing arrangements, Constellation’s beer business expects to continue to purchase glass supply for production at the Nava Brewery under the existing Transition Services Agreement with ABI through mid-year calendar 2015. Constellation will also continue to receive finished product under its Interim Supply Agreement with ABI until the expansion of the Nava Brewery to 20 million hectoliters is completed in calendar 2016.
In addition to the company’s glass sourcing activities, Constellation has started an additional five million hectoliter expansion at the Nava Brewery in Mexico that will extend production capacity to 25 million hectoliters when completed. The estimated cost of the expansion from 20 million to 25 million hectoliters is $450 - $550 million and is expected to be completed by the end of calendar year 2017.
“We are pleased that we have been able to finalize our long-term glass strategy under favorable terms with key industry players,” said Rob Sands, president and chief executive officer of Constellation Brands. “We believe this provides the best outcome in terms of quality, flexibility, cost-effectiveness and control for this critical area of our beer production. We look forward to working with our supply partner, Owens-Illinois, who has more than 100 years of experience in producing glass containers. As the world’s leading glass producer, O-I is known for high quality standards, has built and expanded dozens of plants, and participates in joint ventures in several different countries throughout the world.” Sands continued, “We are also pleased with the outcome of our beer glass supply arrangement with Vitro, which provides an optimal sourcing option and enables us to partner with a leader in the beer glass supply industry.”

“Since completing the beer business acquisition in June 2013, our beer business has seen exceptional portfolio momentum, significantly outperforming the U.S. beer market as well as our original sales volume and depletion expectations,” said Bob Ryder, chief financial officer of Constellation Brands. “This excellent sales momentum, coupled with strong marketing and brand building, is expected to drive sales trends that will outpace the industry in the medium-term. Our additional investments in production capacity are designed to ensure that we are well-positioned to capture the continued momentum and growth opportunities we see in the marketplace for our portfolio well into the future.”
Given these collective activities the company is targeting the following:

Average annual beer volume growth assumption	FY 2016 - FY 2018: Mid-single digit
Beer segment operating margin estimate	FY 2018: Mid-30% range
Consolidated free cash flow generation (1)	FY 2018: > $1 billion
Debt-to-comparable basis EBITDA ratio	FY 2016: Below 4.0X
(1) Free Cash Flow = Net cash provided by operating activities less purchases of property, plant and equipment

Constellation Brands Beer Segment Beer Project Capital Expenditures
(in millions)	FY 2014	FY 2015	FY 2016 - 2018 (2)	Total
Nava Brewery (1) (Initial investment from 10M - 20M HL)	$125	$450 - $500	$425 - $475	$1,000 - $1,100
Nava Brewery (Expansion from 20M - 25M HL)		$50	$400 - $500	$450 - $550
Nava Glass Plant - Warehouse and Rail (Investments outside of the Glass JV)		$75	$100 - $150	$175 - $225
Glass Plant JV With O-I (Furnace expansion)		$25	$275 - $375	$300 - $400
Total Beer Project Capital Expenditures	$125	$600 - $650	$1,200 - $1,500	$1,925 - $2,275
Contribution from O-I for Glass JV (3)		($10)	($140 - $190)	($150 - $200)
(1) The Nava Brewery expansion from 10M - 20M HL is expected to be completed in FY 2017
(2) The significant majority of capex investment for FY 2016 - 2018 is expected to occur in FY 2016 and FY 2017
(3) Some rounding for presentation purposes
Conference Call
The company’s glass sourcing strategy, incremental brewery expansion and related outlook will be discussed in a conference call hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer Bob Ryder on Thursday, Oct. 2, 2014 at 10:30 a.m. (eastern). The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call. A live listen-only webcast of the conference call, together with a copy of this news release and other financial information that may be discussed during the call will be available on the Internet at the company’s website: www.cbrands.com under “Investors,” prior to the call.

About Constellation Brands
Constellation Brands (NYSE: STZ and STZ.B) is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Canada, Mexico, New Zealand and Italy. In 2013, Constellation was one of the best performing stocks in the S&P 500. Constellation is the number three beer company in the U.S. with high-end, iconic imported brands including Corona Extra, Corona Light, Modelo Especial, Negra Modelo and Pacifico. Constellation is also the world’s leader in premium wine selling great brands that people love including Robert Mondavi, Clos du Bois, Kim Crawford, Rex Goliath, Mark West, Franciscan Estate, Ruffino and Jackson-Triggs. The company’s premium spirits brands include SVEDKA Vodka and Black Velvet Canadian Whisky.
Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand-building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Founded in 1945, Constellation has grown to become a significant player in the beverage alcohol industry with more than 100 brands in its portfolio, sales in approximately 100 countries, about 40 facilities and approximately 6,300 talented employees. We express our company vision: to elevate life with every glass raised. To learn more, visit www.cbrands.com.

Forward-Looking Statements
This news release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements. The word “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements may relate to business strategy, future operations, prospects, plans and objectives of management, as well as information concerning expected actions of third parties. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements.
During the current quarter, Constellation Brands may reiterate the forward-looking statements. Prior to the start of the company’s quiet period, which will begin at the close of business on Nov. 28, 2014, the public can continue to rely on the forward-looking statements as still being Constellation Brands’ current expectations on the matters covered, unless the company publishes a notice stating otherwise. During Constellation Brands’ “quiet period,” the forward-looking statements should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.
The forward-looking statements are based on management’s current expectations and should not be construed in any manner as a guarantee that such results will in fact occur or will occur on the timetable contemplated hereby. The transaction between Constellation Brands and ABI regarding the purchase of the glass plant and associated warehouse, land and rail infrastructure and the transactions between Constellation Brands and O-I regarding formation of the joint venture and additional glass supply arrangements are subject to the satisfaction of certain closing conditions. There can be no assurance that any of these transactions will occur or will occur on the timetables contemplated hereby.
In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of Constellation Brands contained in this news release are subject to a number of risks and uncertainties, including completion of the announced transaction with ABI on the expected terms, timetable and costs; completion of the formation of a joint venture with O-I on the expected terms, timetable and costs; completion of a secondary glass supply arrangement with O-I on the expected terms; receipt of all required regulatory approvals by the expected dates and on the expected terms; completion of the glass plant expansion and brewery expansions by the expected completion dates and on the expected terms and costs; the accuracy of all projections, including sales trends, glass supply sources, estimates of capital expenditure investments, glass plant supply output, and size of workforce at the glass plant location; ability to achieve targeted volume growth, operating margin, free cash flow generation, and debt leverage ratio may all vary due to different financial results from those anticipated and the timeframe in which achieved will depend on actual financial performance; and other factors and uncertainties disclosed from time-to-time in Constellation Brands, Inc.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 28, 2014, which could cause future performance to differ from current expectations.

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